Exhibit 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:             Brent L. Peters, President & CEO
Telephone Number:    610-965-5959
E-mail:              blpeters@eastpennbank.com


                     EAST PENN FINANCIAL CORPORATION REPORTS
                       EARNINGS INCREASE FOR THIRD QUARTER

(October 16, 2003) - Emmaus,  PA -- East Penn Financial  Corporation  (NasdaqSC:
EPEN) today reported third quarter earnings of $740,000, a 1.1% increase over third quarter 2002 earnings of $732,000. Net income for the nine months ended September 30, 2003 increased 11.8% to $1,979,000 as compared with $1,770,000 for the same period in 2002.

Basic and diluted earnings per share for the 2003 and 2002 respective third quarters were 11 cents. For the first nine months of 2003, basic and diluted earnings per share increased 11.1% to 30 cents from 27 cents for the same period in 2002.

In announcing these results, Brent L. Peters, President and CEO, stated that "we are very pleased with the bank's overall financial performance in this challenging economic and interest rate environment. The growth in our third quarter earnings was a result of an 8.3% increase in net interest income after provision for loan losses and a 32.1% increase in other non-interest income. These increases were offset by expenses associated with the formation of the holding company and the trust preferred issue. Our earnings growth for the first nine months of 2003, remain solid. Net interest income after provision for loan losses increased 10.6% during the first nine months of 2003 as compared with the same period in 2002. We also realized growth of 26.2% in other non-interest income as a result of mortgage banking income and gains on the sale of investment securities. Such results were fueled by loan growth of 16.0% and core deposit growth of 18.3%. Asset quality during 2003 remains sound and compares favorably with peer banks. We believe our favorable earnings per share trend can continue as part of our ongoing efforts to meet customer needs, control expenses, manage capital, and maintain sound asset quality and a strong balance sheet. These initiatives are well aligned with our goal of increasing shareholder value."

East Penn Financial Corporation is a $313.0 million financial holding company and is the parent of East Penn Bank, a locally owned community bank that serves the Lehigh Valley community with 7 branch locations. As part of the bank's focus to create solutions that meet its customer's financial needs, the bank recently introduced PC banking and online bill payment services.

Additional information about East Penn Financial Corporation is available on its website at www.eastpennbank.com.
           --------------------

EAST PENN FINANCIAL CORPORATION


                                         3rd Quarter    3rd Quarter
                                              ended        ended         %
(In thousands)                              9/30/03       9/30/02      Change
--------------------------------------------------------------------------------
Net interest income
after loan loss provision                $    2,596     $  2,396        8.3%
(thousands)
Net income                                      740          732        1.1%
(thousands)

Basic earnings per share (1)             $     0.11     $   0.11          -
Diluted earnings per share (2)           $     0.11     $   0.11          -


                                           9 months      9 months
                                             ended         ended         %
(In thousands)                              9/30/03       9/30/02     Change
--------------------------------------------------------------------------------
Net interest income
after loan loss provision                $    7,253     $  6,559       10.6%
(thousands)
Net income                                    1,979        1,770       11.8%
(thousands)

Basic earnings per share (1)                  $0.30        $0.27       11.1%
Diluted earnings per share (2)                $0.30        $0.27       11.1%


                                                                         %
(In millions)                               9/30/03      9/30/02      Change
--------------------------------------------------------------------------------
Assets                                   $    313.0     $  262.7       19.1%

Net worth                                      20.8         19.2        8.3%

Deposits                                      276.3        233.6       18.3%


(1)  Based  upon  the  weighted   average  number  of  shares  of  common  stock
     outstanding for the applicable periods.
(2) Based upon the weighted average number of shares plus dilutive potential common share equivalents outstanding for the applicable periods.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the bank's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation's filings with the Securities and Exchange Commission.